Exhibit 99.1

Human BioSystems Makes a New Board of Directors Appointment

PALO ALTO, Calif.--Sept. 7, 2005--Human Biosystems (OTCBB:HBSC - News) announces today the appointment of Dr. Larry McCleary to its Board of Directors. Dr. McCleary replaces Dr. George Tsukuda, who served on the Board since the Company's inception. Dr. Tsukuda has made the decision to pursue other personal and business interests. "His service over the years has been very much appreciated for not only his service on the Board of HBS, but also for his financial support throughout the years, even during very critical times," said Mr. Masuda, CEO of HBS.

"I am very pleased to welcome Dr. McCleary to our Board," said Harry Masuda. "His background in medicine as a pediatric neurosurgeon and in business as an entrepreneur will add diversity and experience to our Board. Dr. McCleary's service to HBS up to now has included being an active member of our Advisory Board. He and his wife Christine have also made substantial financial investments over the years in HBS" continued Mr. Masuda.

Dr. McCleary was formerly Acting Chief of Pediatric Neurosurgery at Denver Children's Hospital and most currently is the Director of Research at Advanced Metabolic Research Group.

He is the author of numerous publications in the fields of biotechnology, neurosurgery and tumor immunology and has been invited to speak at medical meetings nationally and internationally.

Dr. McCleary was involved in clinical program development at the Denver Children's Hospital and is the founder of the Children's Neuroscience Research foundation.

He received his B.A. from Dartmouth College and did his neurosurgery training at New York University/Bellevue Medical Center.

HBS is headquartered in Palo Alto, California with research facilities in Michigan.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, results from ongoing research and development as well as clinical studies, failure to obtain regulatory approval for the Company's products, if required, failure to develop a product based on the Company's technology, failure of any such products to compete effectively with existing products, the ability of the Company to fund marketing and sales efforts that may be required to effectively sell its products .and other factors discussed in filings made by the Company with the Securities and Exchange Commission.

Human BioSystems (OTC Bulletin Board:HBSC - News)

________________________________________
Contact:
     Human BioSystems
     Harry Masuda
     CEO
     (650) 323-0943
     hmasuda@humanbiosystems.com
     OR
     YES INTERNATIONAL
     Rich Kaiser
     Investor Relations
     (800) 631-8127
     yes@yesinternational.com